Exhibit 99.1

News Release

Amkor Technology Names Doug Alexander and MaryFrances McCourt to Board of Directors

Tempe, Ariz., February 9, 2018 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Doug Alexander and MaryFrances McCourt have been appointed as new members of the Company’s Board of Directors. With these appointments, Amkor’s Board has been expanded to twelve members.
“We are pleased to have Doug and MaryFrances join Amkor’s Board,” said James Kim, Amkor’s Executive Chairman. “The demonstrated leadership skills and breadth of experience that they each bring to the Board will be great assets to the Company.”
Mr. Alexander was an original member of the advisory board of Actua Corporation (formerly named ICG Group, Inc.), a multi-vertical cloud technology company. Mr. Alexander joined Actua full-time in September 1997 as Managing Director and was appointed President in January 2009 where he served until December 2017. During his tenure at Actua, Mr. Alexander served in many senior management roles including as CEO of WiseWire Technologies, which was acquired by Lycos; CEO of ICG Europe; CEO of Traffic.com, which was acquired by Navteq; and CEO of Channel Intelligence, which was acquired by Google.
Mr. Alexander has served on the boards of directors for GovDelivery, Procurian, and Bolt. Mr. Alexander has also served as the Co-Chairman of the Philadelphia National Foundation for Teaching Entrepreneurship (NFTE), and is Chairman of the Management & Technology Executive Board at the University of Pennsylvania.
Mr. Alexander holds a B.S. in Electrical Engineering from the University of Pennsylvania and a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania.
Ms. McCourt is Vice President for Finance and Treasurer at the University of Pennsylvania. In her role, Ms. McCourt leads Penn’s cash and short-term investment and capital financing strategies as well as oversees Penn’s financial functions. Ms. McCourt is responsible for the University’s multi-year financial planning efforts and collaborates closely with Penn Medicine leadership on its growth and financial planning. She directly manages the strategic and operational direction of a variety of functions, including the Comptrollers Office, financial training, global support services, research services, risk management and insurance, student registration and financial services and the Treasurer's Office.

Prior to joining Penn, Ms. McCourt was the senior vice president and chief financial officer at Indiana University. Ms. McCourt has also served in financial-management positions for Agilysis, Inc., a diversified enterprise focused on technology and enterprise system solutions.
She earned her bachelor’s degree magna cum laude from Duke University and an MBA from Case Western University.

About Amkor
Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for more than 250 of the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operational base includes production facilities, product development centers and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the USA. For more information visit www.amkor.com.

Contact:
Amkor Technology, Inc.
Greg Johnson
Vice President, Finance and Investor Relations
480-786-7594
greg.johnson@amkor.com